Exhibit 99.1

Quality Distribution, Inc. Announces Preliminary 2009 Results

TAMPA, FL – February 9, 2010 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today announced preliminary results for the quarter and year ended December 31, 2009. Based on currently available unaudited information, Quality estimates:

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Total revenue for the fourth quarter of 2009 was $151.2 million, a decrease of 10.1% from $168.1 million for the same quarter in 2008. Total revenue for full year 2009 was $613.5 million, a decrease of 24.8% from $815.3 million for full year 2008. Revenue excluding fuel surcharge for the fourth quarter of 2009 was $135.7, a decrease of 6.5% from $145.1 million in the fourth quarter of 2008. Revenue excluding fuel surcharge for 2009 was $559.5, a decrease of 16.5% from $669.9 million in 2008.

•

Net income for the fourth quarter of 2009 was $4.6 million, or $0.21 per diluted share, compared to net income of $13.0 million, or $0.66 per diluted share, for the same quarter in 2008. Net loss for 2009 was $180.5 million, or $(9.28) per diluted share, compared to net income of $12.1 million, or $0.62 per diluted share, for 2008. Fourth quarter 2009 net income includes the following items that are not part of regular operating activities:

•	Net gain on early extinguishment of debt – $1.2 million pre-tax income

•	Financing costs related to debt modification – $2.3 million pre-tax expense

•	Gain on sale of tank wash assets – $7.1 million pre-tax income

•	Charge for restructuring costs – $1.4 million pre-tax expense

•

Adjusted net income per diluted share of $0.01 for the fourth quarter of 2009, compared to an adjusted net loss of $(0.01) for the same quarter in 2008, and $0.07 adjusted net income per diluted share for full year 2009 compared to $0.02 for full year 2008. Adjusted net income is derived by applying a normalized tax rate of 39% and excluding adjustment items that were not part of regular operating activities in both years.

Additional 2009 highlights include estimated:

•	Free cash flow of $10.5 million and $39.1 million for the fourth quarter and full year 2009, respectively.

•	EBITDA of $17.7 million and $(95.0) million for the fourth quarter and full year 2009, respectively.

•	Adjusted EBITDA of $13.1 million and $50.4 million for the fourth quarter and full year 2009, respectively.

Following the exchange offer completed in the fourth quarter 2009, Quality’s debt securities at December 31, 2009 consisted of $0.5 million of Senior Floating Rate Notes, due 2012, $16.0 million of 9% Senior Subordinated Notes, due 2010, $134.5 million of 10% Senior Notes, due 2013 and $81.2 million of 11.75% Senior Subordinated PIK Notes, due 2013.

Gary Enzor, President and Chief Executive Officer, stated, “In 2009, we generated an estimated $27.9 million more free cash flow than we did in 2008. We continue to affiliate company terminals and currently Quality’s terminals are approximately 95% affiliated. As a company, Quality is focused now more than ever on developing opportunities for growth. We are leaner than we’ve ever been before and we have the flexibility to respond to the challenges and opportunities that 2010 may bring.”

Steve Attwood, Chief Financial Officer, commented further, “In addition to restructuring our debt during the fourth quarter, we sold the operating assets of our tank wash subsidiary, Quala Systems, Inc. We continue to generate positive cash flow and our borrowing availability under our ABL Facility was $44.7 million at the end of the year.”

As previously announced, Quality will participate in Stifel Nicolaus’ 2010 Transportation & Logistics Conference on Wednesday, February 10, 2010, at the Ritz-Carlton in Key Biscayne, Florida at 9:45 a.m. Eastern Time. At the conference, Gary Enzor and Steve Attwood will present a general overview of Quality’s business.

The presentation will be webcast and can be accessed at http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=QLTY&item_id=2702565 or at Quality’s Investor Relations site at http://investor.shareholder.com/qualitydistribution/events.cfm. The presentation will be archived for 90 days following the conference.

In addition, Gary Enzor and Steve Attwood will be presenting a general overview of Quality’s business at the BB&T Capital Markets Transportation Services Conference on Thursday, February 11, 2010 at 10:10 a.m. Eastern Time, at the Biltmore Hotel in Coral Gables, Florida.

The presentation will be webcast and can be accessed at http://www.wsw.com/webcast/bbt17/qlty/ or at Quality’s Investor Relations site at http://investor.shareholder.com/qualitydistribution/events.cfm. The webcast will be archived for 90 days following the conference.

The Company expects to release its final fourth quarter and fiscal 2009 year-end results on March 10, 2010. The Company will host a conference call for investors to discuss these results on March 11, 2010 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-516-2435; the toll number is 719-457-2710; the passcode is 8549639. A replay of the call will be available until April 10, 2010, by dialing 888-203-1112; passcode 8549639. A webcast of the conference call can be accessed at http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this press release and other financial information about the Company may be accessed in the Investor Relations section of the Company’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information on the Investor Relations section that may be important to investors.

Headquartered in Tampa, Florida, Quality, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcasts announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. This forward-looking information includes estimated financial information for the fourth quarter and full year 2009, which are periods for which we have not completed our financial statements. When our financial statements have been completed and audited, the financial information contained therein may differ materially due to information that has not yet been compiled, year-end adjustments that have not yet been reflected, changes in management’s assumptions underlying reported information and changes in Company accounting policies. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully integrate acquired businesses and converted affiliates; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expense; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10–K for the year ended December 31, 2008 and its Quarterly Reports on Form 10–Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QLTYE

Contact:	Stephen R. Attwood
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7129

RECONCILIATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS), EBITDA AND ADJUSTED EBITDA, RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS) PER SHARE AND RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW

For the Three Months and the Year Ended December 31, 2009 and 2008

(In 000’s)

Unaudited

Tax Effected and Adjusted Net Income (Loss), Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA, Adjusted EBITDA and Free Cash Flow (as defined) are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. For Tax Effected and Adjusted Net Income (Loss), management uses a 39% tax rate for calculating the provision for income taxes to normalize the Company’s tax rate to that of comparable transportation companies, and to compare Company periods with different effective tax rates. In addition, we adjust Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share for significant items that are not part of regular operating activities. These adjustments include restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, gain on sales of certain assets and property, gain on early extinguishment of debt, write off of debt issuance costs, refinancing costs, impairment charges and gain on pension settlement. EBITDA and Adjusted EBITDA are used by management to evaluate the Company’s operating performance independent of expenses that are not from operations. For EBITDA, Net Income (Loss) is adjusted for provision for (benefit from) income tax, depreciation and amortization and interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, gain on sales of certain assets and property, gain on early extinguishment of debt, write off of debt issuance costs, refinancing costs, impairment charges and gain on pension settlement to arrive at Adjusted EBITDA. Free Cash Flow is used by management to evaluate the Company’s financial performance independent of cash used to maintain or expand its asset base. Cash Flows from Operating Activities are adjusted for capital expenditures net of proceeds from sales of property and equipment (“Net Capex”) to arrive at Free Cash Flow. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA, Adjusted EBITDA and Free Cash Flow are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Net Income (Loss) Reconciliation:

Net income (loss)	$4,568	$12,962	$(180,535)	$12,112

Net income (loss) per common share:
Basic	$0.23	$0.67	$(9.28)	$0.63

Diluted	$0.21	$0.66	$(9.28)	$0.62

Adjustments to net income (loss):
Provision for income taxes	296	5,038	*37,247	4,940
Gain on sale of tank wash assets	(7,130)	—	(7,130)	—
Gain on early debt extinguishment	(1,195)	(16,532)	(1,870)	(16,532)
Write off of debt issuance costs	20	283	20	283
Refinancing costs	2,323	—	2,323	—
Restructuring costs	1,391	1,250	3,496	5,325
Impairment charges	—	—	148,630	—
Gain on property sales	—	—	—	(2,128)
Gain on pension settlement	—	(3,410)	—	(3,410)

Adjusted income (loss) before income taxes	273	(409)	2,181	590
Provision for (benefit from) income taxes at 39%	106	(160)	851	230

Tax effected and adjusted net income (loss)	$167	$(249)	$1,330	$360

Tax effected and adjusted net income (loss) per common share:
Basic	$0.01	$(0.01)	$0.07	$0.02

Diluted	$0.01	$(0.01)	$0.07	$0.02

Weighted average number of shares:
Basic	19,679	19,387	19,449	19,379
Diluted	21,322	19,523	19,449	19,539

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

EBITDA and Adjusted EBITDA:

Net income (loss)	$4,568	$12,962	$(180,535)	$12,112

Adjustments to net income (loss):
Provision for income taxes	296	5,038	*37,247	4,940
Depreciation and amortization	4,524	5,567	20,218	21,002
Interest expense, net	8,278	9,207	28,047	35,120

EBITDA	17,666	32,774	(95,023)	73,174

Gain on sale of tank wash assets	(7,130)	—	(7,130)	—
Gain on early debt extinguishment	(1,195)	(16,532)	(1,870)	(16,532)
Write off of debt issuance costs	20	283	20	283
Refinancing costs	2,323	—	2,323	—
Restructuring costs	1,391	1,250	3,496	5,325
Impairment charges	—	—	148,630	—
Gain on property sales	—	—	—	(2,128)
Gain on pension settlement	—	(3,410)	—	(3,410)

Adjusted EBITDA	$13,075	$14,365	$50,446	$56,712

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Free Cash Flow:

Cash from operating activities	$10,543	$8,928	$39,756	$19,593

Adjustments to cash from operating activities:
Net capital expenditures	(59)	1,926	(689)	(8,443)

Free cash flow	$10,484	$10,854	$39,067	$11,150

*	This amount includes a $37.3 million increase to deferred tax expense related to a net adjustment to the balance of the valuation allowance which occurred as a result of change in realizability of the related net deferred tax asset in future years.